               Supplement No. 1 to Prospectus dated July 18, 2001

                             [NCO GROUP, INC. LOGO]

                                  $125,000,000

                4.75% Convertible Subordinated Notes Due 2006 and
               Common Stock Issuable Upon Conversion of the Notes

      This is a first supplement to the Prospectus dated July 2, 2001 (the "Prospectus"), relating to $125,000,000 principal amount of our 4.75% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes.

      The table in the "Selling Holders" section on pages 19-20 of the Prospectus is hereby replaced by the following information regarding Selling Holders in the Prospectus:

                                                                 Principal Amount of             Common Stock
                                                                 Notes Beneficially              Issuable upon
                   Selling Holders                               Owned and Offered           Conversion of Notes(1)
                   ---------------                               -------------------         ----------------------
AAM/Zazove Institutional Income Fund L.P.                              1,100,000                    33,414

Alexandra Global Investment Fund I, Ltd.                               5,000,000                   151,883
Argent Classic Convertible Arbitrage Fund
(Bermuda) Ltd.                                                         3,000,000                    91,130

Argent Classic Convertible Arbitrage Fund L.P.                         2,000,000                    60,753
Associated Electric & Gas Insurance Services
Limited                                                                  250,000                     7,594

Aventis Pension Master Trust                                             180,000                     5,467

B.C.McCabe Foundation                                                    250,000                     7,594

BNP Cooper Neff Convertible Strategies Fund, L.P.                        766,000                    23,268

BNP Paribas Equity Strategies SNC                                      3,934,000                   119,501

Boilermaker - Blacksmith Pension Trust                                 1,130,000                    34,325
CALAMOS(R) Convertible Fund - CALAMOS(R)
Investment Trust                                                       3,400,000                   103,280
CALAMOS(R) Convertible Growth & Income Fund
- CALAMOS(R) Investment Trust                                          1,850,000                    56,196
CALAMOS(R) Convertible Portfolio -
CALAMOS(R) Advisors Trust                                                140,000                     4,252
CALAMOS(R) Market Neutral Fund - CALAMOS(R)
Investment Trust                                                       3,230,000                    98,116

City of Albany Pension Plan                                              125,000                     3,797

City of Knoxville Pension System                                         235,000                     7,138

Clarica Life Insurance Co., U.S.                                         280,000                     8,505

Consulting Group Capital Markets Funds                                   250,000                     7,594

Deutsche Banc Alex. Brown, Inc.                                       10,255,000                   311,513

Drury University                                                          40,000                     1,215

Gaia Offshore Master Fund Ltd.                                         5,000,000                   151,883

Global Bermuda Limited Partnership                                       600,000                    18,226

HFR Master Fund LTD                                                      400,000                    12,150

KBC Financial Products USA                                             1,000,000                    30,376

Kentfield Trading, Ltd.                                               12,130,000                   368,469
Kettering Medical Center Funded Depreciation
Account                                                                   80,000                     2,430

Knoxville Utilities Board Retirement System                              160,000                     4,860

Lakeshore International Ltd.                                           1,400,000                    42,527

Leonardo, L.P.                                                        10,000,000                   303,767

Lipper Convertibles, L.P.                                              2,000,000                    60,753

Lord Abbett Bond Debenture Fund                                        4,700,000                   142,770

McMahan Securities Co., L. P.                                            895,000                    27,187

MSD Portfolio L.P. - Investments                                       7,000,000                   212,636

National Fuel Gas Company Retirement                                     100,000                     3,037

Oxford, Lord Abbett & Co.                                              1,050,000                    31,895

Paloma Securities LLC                                                 10,000,000                   303,767

RCG Latitude Master Fund                                               1,500,000                    45,565
San Diego County Employees Retirement
Association                                                            2,500,000                    75,941
SCI Endowment Care Common Trust Fund -
National Fiduciary Services                                              160,000                     4,860
SCI Endowment Care Common Trust Fund-
Suntrust                                                                  65,000                     1,974

The Fondren Foundation                                                    90,000                     2,733

Total Fina Elf Finance USA, Inc.                                         185,000                     5,619

TQA Master Plus Fund, Ltd.                                             2,000,000                    60,753

UBS AG London Branch                                                   9,500,000                   288,578

Union Carbide Retirement Account                                       1,200,000                    36,452

Van Waters & Rogers, Inc. Retirement Plan                                305,000                     9,264

Zazove Hedged Convertible Fund L.P.                                    1,300,000                    39,489

Zurich HFR CALAMOS(R) Holdings Limited                                    60,000                     1,822

Zurich Institutional Benchmarks Master Fund Ltd.                       1,100,000                    33,414

Other - to be provided(2)                                             11,105,000                   337,354
                                                                    ------------                 ---------
Total                                                               $125,000,000                 3,797,084

---------------
(1) Assumes a conversion rate of approximately 30.3767 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.
(2) Holders of these Notes have not yet provided the information required to be set forth in this prospectus. We will amend this prospectus or provide a supplement to list these holders when we receive the required information.

    All of the other portions of the Prospectus, as previously supplemented, remain unchanged.

               The date of this Supplement No. 1 is July 18, 2001.